The Prudential Series Fund
For the fiscal period ended 12/31/06
File number 811-03623

					SUB-ITEM 77-0

					EXHIBITS

Transactions Effected Pursuant to Rule 10f-3

I.   Name of Fund:  The Prudential Series Fund -- SP Small
 Cap Value Portfolio

1.   Name of Issuer:  CLECO Corporation

2.   Date of Purchase:  August 14, 2006

3.   Number of Securities Purchased:

4.   Dollar Amount of Purchase:  $187,268

5.   Price Per Unit:  $23.75 per share of stock


6.   Name(s) of Underwriter(s) or Dealer(s)
      from whom purchased:  KeyBanc Capital Markets


7.   Other Members of the Underwriting Syndicate
	  See Exhibit A

EXHIBIT A

UNDERWRITER
Goldman Sachs & Co.
KeyBanc Capital Markets
Howard Weil Incorporated
A. G. Edwards